EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors of

Bravatek Solutions, Inc.

We have issued our report dated May 3, 2018, with respect to the financial statements of Bravatek Solutions, Inc. for the nine months ended December 31, 2017 and the year ended March 31, 2017, included in this Registration Statement on Form S-1.

We hereby consent to the incorporation in this Registration Statement on Form S-1 of the aforementioned report, dated May 3, 2018, on our audit of the financial statements of Bravatek Solutions, Inc., included in a transitional report on Form 10-KT filed with the SEC on May 3, 2018, and to all references to our Firm under the caption “Experts” appearing in this Registration Statement.

D. Brooks and Associates CPA’s, P.A. West Palm Beach, FL October 24, 2018

D. Brooks and Associates CPA’s, P.A 4440 PGA Boulevard, Suite 104, Palm Beach Gardens, FL 33410 – (561) 429-6225